Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Phoenix Autocallable Optimization Securities Linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc due June 23, 2016	$2,500,000.00	$290.50

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 12, 2015 and Product Supplement dated June 18, 2015)

UBS AG $2,500,000 Trigger Phoenix Autocallable Optimization Securities

Linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc due June 23, 2016

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc (each an “underlying equity” and together the “underlying equities”). UBS will pay a quarterly contingent coupon if the closing levels of all the underlying equities on the applicable observation date (including the final valuation date) are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter. UBS will automatically call the Securities if the closing levels of all the underlying equities on any quarterly observation date are equal to or greater than their respective initial levels. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that quarter and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the closing levels of each of the underlying equities on the final valuation date (the “final level”) is equal to or greater than their respective trigger levels, UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon otherwise due for that quarter. If, however, the final level of any underlying equity is less than its respective trigger level (a “trigger event”), UBS will pay you less than the full principal amount, if anything, resulting in the loss of a percentage of your initial investment that is equal to the underlying return of the underlying equity with the lowest underlying return as compared to the other underlying equities (the “least performing underlying equity”) and in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. Generally, a higher contingent coupon rate on a Security is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Security. If the Securities are not called and a trigger event occurs, you may lose some or all of your initial investment. The Securities will not pay a contingent coupon if the level of any underlying equity is less than its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if the level of any one underlying equity is less than its respective initial level on an observation date. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Contingent Coupon — UBS will pay a quarterly contingent coupon payment if the closing levels of all the underlying equities on the applicable observation date are equal to or greater than their respective coupon barriers. Otherwise, no coupon will be paid for the quarter.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that quarter if the closing levels of all the underlying equities on any quarterly observation date are equal to or greater than their respective initial levels. If the Securities are not called, investors will have the potential for downside market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and a trigger event has not occurred, UBS will repay your principal amount per Security at maturity. If a trigger event occurs, UBS will repay less than the principal amount, if anything, and you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying equity. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	June 18, 2015
Settlement Date*	June 22, 2015
Observation Dates**	Quarterly (see page 3)
Final Valuation Date**	June 20, 2016
Maturity Date**	June 23, 2016
*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the Trigger Phoenix Autocallable Optimization Securities product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Securities at maturity, and the Securities may have the same downside market risk as the least performing underlying equity. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-16 of the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc. The initial levels, trigger levels and coupon barriers for the Securities will be set on the trade date. The Securities are offered at a minimum investment of 1 Security at $1,000 per Security, and integral multiples of $1,000 in excess thereof.

Underlying Equities	Tickers	Contingent Coupon Rate	Initial Levels	Trigger Levels	Coupon Barriers	CUSIP	ISIN
Common stock of Bank of America Corporation	BAC	11.00% per annum	$17.38	$13.90, which is 80% of the Initial Level	$13.90, which is 80% of the Initial Level	90270KFG9	US90270KFG94
Common stock of MetLife, Inc.	MET		$56.74	$45.39, which is 80% of the Initial Level	$45.39, which is 80% of the Initial Level
American depositary receipts of Prudential plc	PUK		$50.41	$40.33, which is 80% of the Initial Level	$40.33, which is 80% of the Initial Level

The estimated initial value of the Securities as of the trade date is $9.498 for Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms set forth in the TPAOS product supplement relating to the Securities, dated June 18, 2015, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the TPAOS product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG(2)
	Total	Per Security(1)	Total	Per Security	Total	Per Security
Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc	$2,500,000.00	$1,000	$81,250.00	$32.50	$2,418,750.00	$967.50

(1)	Notwithstanding the underwriting discount received by the third party distributor from UBS Securities LLC described below, certain registered investment advisors unaffiliated from UBS may purchase Securities from such third party distributor at a purchase price of $967.50 per $1,000 principal amount of the Securities, and such third party distributor, with respect to sales made to such registered investment advisors, may forgo some or all of the underwriting discount with respect to such sales.
(2)	Our affiliate, UBS Securities LLC, will receive an underwriting discount of $32.50 per $1,000 stated principal amount for each Security sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to a third party distributor. The total underwriting discount and proceeds to UBS AG, which will be disclosed in the final pricing supplement, will reflect the total amount of the underwriting discount.
UBS Securities LLC	UBS Investment Bank

Pricing Supplement dated June 18, 2015

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS product supplement dated June 18, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515227120/d943485d424b2.htm

♦	Prospectus dated June 12, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated June 18, 2015 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated June 12, 2015.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.

♦	You believe the closing level of each of the underlying equities will be equal to or greater than their respective coupon barriers on the specified observation dates.

♦	You believe a trigger event will not occur, meaning the closing levels of all the underlying equities will be equal to or greater than their respective trigger levels on the final valuation date.

♦

You understand and accept that you will not participate in any appreciation in the levels of the underlying equities and that your potential return is limited to the contingent coupons specified in this pricing supplement.

♦	You can tolerate fluctuations in the level of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying equity.

♦	You are willing to invest in the Securities based on the contingent coupon rate, coupon barriers and trigger levels indicated on the cover hereof.

♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying equities.

♦	You are willing to invest in equities in general and the underlying equities in particular.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying equity.

♦

You believe that the level of any one of the underlying equities will decline during the term of the Securities and is likely to be less than its coupon barrier on the specified observation dates (including the final valuation date).

♦	You believe a trigger event will occur, meaning the closing level of any one of the underlying equities will be less than its respective trigger level on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the level of the underlying equities or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the level of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying equity.

♦	You are unwilling to invest in the Securities based on the contingent coupon rate, coupon barriers and trigger levels indicated on the cover hereof.

♦	You seek current income from this investment or prefer to receive the dividends paid on any of the underlying equities.

♦	You are unwilling to invest in equities in general and the underlying equities in particular.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 4 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000 per Security
Term(1)	Approximately 1 year, unless called earlier.
Underlying Equities	Bank of America Corporation, MetLife, Inc. and Prudential plc.
Contingent Coupon

If the closing levels of all the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 3).

If the closing level of any one underlying equity is less than its respective coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 3). The contingent coupon is a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon amount that would be applicable to each observation date on which the closing levels of all of the underlying equities are equal to or greater than their respective coupon barriers. The table below reflects the contingent coupon rate of 11.00% per annum for the Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc.

Contingent Coupon (per Security) Bank of America Corporation, MetLife, Inc. and Prudential plc
$27.50
Contingent coupons on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing level of any one underlying equity is less than its respective coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing level of any one of the underlying equities is less than its respective trigger level on the final valuation date.

In this case, you will be exposed to the decline of the least performing underlying equity from the trade date to the final valuation date.

Final Valuation Date	June 20, 2016. The final valuation date may be postponed due to a market disruption event as set forth in the TPAOS product supplement.
Contingent Coupon Rate	The contingent coupon rate is 11.00% per annum for Securities linked to the least performing shares among the common stock of Bank of America Corporation, the common stock of MetLife, Inc. and the American depositary receipts of Prudential plc.
Automatic Call Feature

The Securities will be called automatically if the closing levels of all the underlying equities on any quarterly observation date are equal to or greater than their respective initial levels.

If the Securities are called, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

The Securities will not be subject to an automatic call if the level of any one underlying equity is less than its respective initial level on an observation date.

Payment at Maturity (per Security)

If the Securities are not called, a trigger event has not occurred and the final level of each underlying equity is equal to or greater than its coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $1,000 plus the contingent coupon otherwise due on the maturity date.

If the Securities are not called and a trigger event occurs, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in the loss of a percentage of your initial investment that is equal to the percentage decline in the level of the least performing underlying equity, for an amount equal to:

$1,000 + ($1,000 x Underlying Return of the Least
Performing Underlying Equity)

In such a case, you will you will lose some or all of your initial investment if the Securities are not called and a trigger event occurs.

Least Performing Underlying Equity	The underlying equity with the lowest underlying return from the trade date to the final valuation date, as compared to the underlying returns from the trade date to the final valuation date of each of the other underlying equities.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Trigger Level	A specified level of each underlying equity that is less than the initial level of each underlying equity, equal to a percentage of the initial level as indicated on the cover hereof and as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the TPAOS product supplement).
Coupon Barrier	A specified level of the underlying equity that is less than the initial level of each underlying equity, as indicated on the cover hereof and as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the TPAOS product supplement).
Initial Level	The closing level of each underlying equity on the trade date, as indicated on the cover hereof and as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the TPAOS product supplement).
Final Level	The closing level of each underlying equity on the final valuation date, as determined by the calculation agent (as may be adjusted in the case of antidilution and reorganization events as described under “General Terms of the Securities — Antidilution Adjustments” and “— Reorganization Events” in the TPAOS product supplement).
Coupon Payment Dates	Three business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

Trade date	The initial level of each underlying equity is observed, and the trigger level and coupon barrier for each underlying equity are determined.

Quarterly

If the closing levels of all of the underlying equities are equal to or greater than their respective coupon barriers on any observation date, UBS will pay you a contingent coupon on the applicable coupon payment date.

The Securities will be called if the closing levels of all the underlying equities on any quarterly observation date are equal to or greater than their respective initial levels. If the Securities are called UBS will pay you a cash payment per Security equal to $1,000 plus the contingent coupon otherwise due on such date.

Maturity date

The final level of each underlying equity is observed on the final valuation date.

If the Securities are not called, a trigger event has not occurred and the final level of each underlying equity is equal to or greater than its coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $1,000 plus the contingent coupon otherwise due on the maturity date.

If the Securities have not been called and a trigger event has occurred, UBS will pay you an amount in cash per Security that is less than the principal amount, if anything, equal to:

$1,000 + ($1,000 x Underlying Return of the Least

Performing Underlying Equity) per Security

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Securities will not pay a contingent coupon if the level of any one underlying equity is less than its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if the level of any one underlying equity is less than its respective initial level on an observation date. If the Securities are not called, you will lose some or all of your initial investment at maturity if a trigger event occurs.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates	Coupon Payment Dates
September 18, 2015	September 23, 2015
December 18, 2015	December 23, 2015
March 18, 2016	March 23, 2016
June 20, 2016*	June 23, 2016**
*	This is also the final valuation date.
**	This is also the maturity date.

(1)	Subject to the market disruption event provisions set forth under “General Terms of the Securities — Market Disruption Events” on page PS-35 in the TPAOS product supplement.

(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equities. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if a trigger event does not occur and will only make such payment at maturity. If the Securities are not called and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying equity and you could lose all of your initial investment.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of all of the underlying equities are equal to or greater than their respective trigger levels.

♦

You may not receive any contingent coupons — UBS will not necessarily pay contingent coupons on the Securities. If the closing level of any one of the underlying equities on an observation date is less than its respective coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing levels of any of the underlying equities are less than their respective coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of loss of principal for your Securities.

♦

You will not participate in any appreciation of the underlying equities and you will not have the same rights as holders of underlying equities — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equities. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not accrue or receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the first potential call settlement date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the decline of the least performing underlying equity even though you cannot participate in any potential appreciation in the level of the underlying equities. As a result, the return on an investment in the Securities could be less than the return on a direct investment in any or all of the underlying equities. Furthermore, as a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equities would have.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to, and lower expected correlation among, the underlying equities reflects a higher expectation as of the trade date that the level of any one of the underlying equities could be less than its respective trigger level on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying equity’s volatility, and the correlation among the underlying equities can change significantly over the term of the Securities. The level of any one of the underlying equities for your Securities could fall sharply, which could result in the loss of some or all of your initial investment.

♦

Reinvestment risk — The Securities will be called automatically if the closing levels of all of the underlying equities are equal to or greater than their initial levels on any quarterly observation date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦

You are exposed to the market risk of each underlying equity — Your return on the Securities is not linked to a basket consisting of the underlying equities. Rather, it will be contingent upon the performance of each individual underlying equity. Unlike an instrument with a return linked to a basket of equities or other underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to all of the underlying equities. Poor performance by any one of the underlying equities over the term of the Securities may negatively affect your return and will not be offset or mitigated by a positive performance by any or all of the other underlying equities. For the Securities to be automatically called or to receive any contingent coupon or contingent repayment of principal at maturity from UBS, all underlying equities are required to close equal to or greater than their initial levels, coupon barriers and trigger levels, respectively, on the applicable observation date or final valuation date, as applicable. In addition, if not called prior to maturity and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying equity. Accordingly, your investment is subject to the market risk of each underlying equity.

♦

Because the Securities are linked to the performance of more than one underlying equity (instead of to the performance of one underlying equity), it is more likely that one of the underlying equities will decrease in value below its coupon barrier and its trigger level, increasing the probability that you will not receive the contingent coupons and that you will lose some or all of your initial investment — The risk that you will not receive the contingent coupons and that you will lose some or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to securities that are linked to the performance of a single underlying equity if their terms are otherwise substantially similar. With a greater total number of underlying equities, it is more likely that an underlying equity will be less than its coupon barrier or trigger level and that a trigger event will occur, and therefore it is more likely that you will receive an amount in cash which is worth less than your principal amount on the maturity date. In addition, if the performances of the underlying equities are not correlated to each other, the risk that a trigger event will occur is even greater.

♦

Credit risk of UBS — The Securities are unsubordinated unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Single equities risk — The return on the Securities, which may be positive or negative, is linked to the performance of each underlying equity. The levels of each underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (each, an “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying equity issuer and the underlying equity for your Securities. For additional information regarding each underlying equity issuer, please see “Information about the Underlying Equities” and “Bank of America Corporation”, “MetLife, Inc.” and “Prudential plc” in this pricing supplement and the respective underlying equity issuer’s SEC filings referred to in these sections. We urge you to review financial and other information filed periodically by the applicable underlying equity issuer with the SEC.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level, volatility and expected dividends on the underlying equities, the correlation among the underlying equities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Single equities risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying equities; the volatility of the underlying equities; the correlation among the underlying equities; the dividend rate paid on the underlying equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

There are important differences between the American depositary receipts (“ADR”) and the ordinary shares of a non-U.S. company — One of the underlying equities is an ADR of a non-U.S. company. There are important differences between the rights of holders of an ADR and the non-U.S. stock such ADR represents. The ADRs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the ADRs and, as a result, the value of your Securities.

♦

Exchange rate risk — Because ADRs are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the ADRs. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for securities linked to ADRs.

♦

The Securities are linked to ADRs and are subject to risks associated with non-U.S. securities markets — The Securities are linked to the ADRs of a non-U.S. company. Because non-U.S. equity securities underlying the ADRs may be publicly traded in the applicable non-U.S. countries and are denominated in currencies other than U.S. dollars, investments in the securities linked to ADRs involve particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, non-U.S. markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in non-U.S. countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, non-U.S. economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying equities will rise or fall. The closing levels of the underlying equities will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equities. You should be willing to accept the risks of owning equities in general and the underlying equities in particular, and the risk of losing some or all of your initial investment.

♦

There is no affiliation between the respective underlying equity issuers and UBS, and UBS is not responsible for any disclosure by such issuers — We are not affiliated with any underlying equity issuer. However, we and our affiliates may currently, or from time to time in the future engage in business with one or more underlying equity issuers. However, we are not affiliated with any underlying equity issuer and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Securities, should conduct your own investigation into the underlying equities and the underlying equity issuers for your Securities. The underlying equity issuers are not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting any of the underlying equities, the calculation agent may make adjustments to the initial level, coupon barrier, trigger level and/or final level of the affected underlying equity, and any other term of the Securities. However, the calculation agent will not make an adjustment in response to every corporate event that could affect an underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and your payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TPAOS product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to the respective underlying equity issuer where such issuer is not the surviving entity, the amount of cash you receive at maturity may be based on the equity security of a successor to the respective underlying equity issuer in combination with any cash or any other assets distributed to holders of an underlying equity in such reorganization event. If the issuer of an underlying equity becomes subject to (i) a reorganization event whereby an underlying equity is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) an underlying equity is delisted or otherwise suspended from trading, the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Securities and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments”, “— Reorganization Events”, “— Delisting or Suspension of Trading of the Underlying Equity” and “— Delisting of ADRs or Termination of ADR Facility” in the Trigger Phoenix Autocallable Securities product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equities, may adversely affect the market prices of the underlying equities and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with any underlying equity issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Securities are subject to an automatic call or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Securities, including the contingent coupon rate, trigger level and coupon barrier, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equities to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for each Security are specified on the cover of this pricing supplement; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 1 year
Contingent Coupon Rate:	10.90% per annum (or 2.725% per quarter)
Contingent Coupon:	$27.25 per quarter
Observation Dates:	Quarterly
Initial Level:
Underlying Equity A:	$20
Underlying Equity B:	$50
Underlying Equity C:	$50
Coupon Barrier:
Underlying Equity A:	$16 (which is 80% of the Initial Level)
Underlying Equity B:	$40 (which is 80% of the Initial Level)
Underlying Equity C:	$40 (which is 80% of the Initial Level)
Trigger Level:
Underlying Equity A:	$16 (which is 80% of the Initial Level)
Underlying Equity B:	$40 (which is 80% of the Initial Level)
Underlying Equity C:	$40 (which is 80% of the Initial Level)

Example 1 — Securities are called on the First Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date

Underlying Equity A: $23 (equal to or greater than Coupon Barrier and Initial Level)

Underlying Equity B: $52 (equal to or greater than Coupon Barrier and Initial Level)

Underlying Equity C: $55 (equal to or greater than Coupon Barrier and Initial Level)

$27.25 (Contingent Coupon)
	Total Payment	$1,027.25 (2.725% total return)

Since the Securities are called on the first observation date, UBS will pay on the call settlement date a total of $1,027.25 per Security (reflecting your principal amount plus the applicable contingent coupon), a 2.725% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and a Trigger Event Does Not Occur

Date	Closing Level	Payment (per Security)
First Observation Date

Underlying Equity A: $17 (equal to or greater than Coupon Barrier; less than Initial Level)

Underlying Equity B: $43 (equal to or greater than Coupon Barrier; less than Initial Level)

Underlying Equity C: $44 (equal to or greater than Coupon Barrier; less than Initial Level)

		$27.25 (Contingent Coupon)
Second Observation Date

Underlying Equity A: $22 (equal to or greater than Initial Level)

Underlying Equity B: $52 (equal to or greater than Initial Level)

Underlying Equity C: $45 (equal to or greater than Coupon Barrier; less than Initial Level)

		$27.25 (Contingent Coupon)
Third Observation Date	Underlying Equity A: $18 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Equity B: $43 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Equity C: $38 (less than Coupon Barrier)	$0.00
Final Valuation Date

Underlying Equity A: $18 (equal to or greater than Coupon Barrier and Trigger Level; less than Initial Level)

Underlying Equity B: $47 (equal to or greater than Coupon Barrier and Trigger Level; less than Initial Level)

Underlying Equity C: $44 (equal to or greater than Coupon Barrier and Trigger Level; less than Initial Level)

		$1,027.25 (Payment at Maturity)
	Total Payment	$1,081.75 (8.175% total return)

Since the Securities are not called and the final levels of all underlying equities are equal to or greater than their respective coupon barriers and trigger levels, at maturity, UBS will pay you a total of $1,027.25 per Security (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $54.50 received in respect of the prior observation dates, UBS will have paid you a total of $1,081.75, an 8.175 % total return on the Securities.

Example 3 — Securities are NOT Called and a Trigger Event Occurs

Date	Closing Level	Payment (per Security)
First Observation Date

Underlying Equity A: $16 (equal to or greater than Coupon Barrier; less than Initial Level)

Underlying Equity B: $42 (equal to or greater than Coupon Barrier; less than Initial Level)

Underlying Equity C: $45 (equal to or greater than Coupon Barrier; less than Initial Level)

		$27.25 (Contingent Coupon)
Second Observation Date

Underlying Equity A: $17 (equal to or greater than Coupon Barrier; less than Initial Level)

Underlying Equity B: $44 (equal to or greater than Coupon Barrier; less than Initial Level)

Underlying Equity C: $47 (equal to or greater than Coupon Barrier; less than Initial Level)

		$27.25 (Contingent Coupon)
Third Observation Date	Underlying Equity A: $18 (equal to or greater than Coupon Barrier; less than Initial Level) Underlying Equity B: $39 (less than Coupon Barrier) Underlying Equity C: $35 (less than Coupon Barrier)	$0.00
Final Valuation Date

Underlying Equity A: $23 (equal to or greater than Initial Level and Coupon Barrier)

Underlying Equity B: $51 (equal to or greater than Initial Level and Coupon Barrier)

Underlying Equity C: $20 (less than Coupon Barrier and Trigger Level)

		$1,000 + [$1,000 × Underlying Return of Least Performing Underlying Equity] = $1,000 + [$1,000 × -60%] = $1,000 - $600.00 = $400.00 (Payment at Maturity)
	Total Payment	$454.50 (54.55% loss)

Since the Securities are not called and the final level of Underlying Equity C is less than its trigger level, a trigger event occurs. Therefore, you will be exposed to the negative return of the least performing underlying equity and at maturity UBS will pay you $400.00 per Security. When added to the contingent coupons of $54.50 received in respect of prior observation dates, UBS will have paid you $454.50 per Security for a loss on the Securities of 54.55%.

We make no representation or warranty as to which of the underlying equities will be the least performing underlying equity for the purposes of calculating your actual payment at maturity.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose some or all of your initial investment. Specifically, if the Securities are not called and a trigger event occurs, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return of the least performing underlying equity is less than zero.

The Securities will not pay a contingent coupon if any one underlying equity is less than its respective coupon barrier on an observation date. The Securities will not be subject to an automatic call if any one underlying equity is less than its respective initial level on an observation date.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Bank of America Corporation

According to publicly available information, Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Through Bank of America’s banking subsidiaries and various nonbanking subsidiaries throughout the United States and in international markets, it provides banking and nonbanking financial services and products through five operating segments: Consumer & Business Banking (“CBB”), Consumer Real Estate Services (“CRES”), Global Wealth & Investment Management (“GWIM”), Global Banking and Global Markets, with the remaining operations recorded in All Other. The CBB segment offers credit, banking and investment products and services to consumers and businesses. The CRES segment includes fixed- and adjustable-rate first-lien mortgage loans for home purchase and refinancing needs, home equity lines of credit and home equity loans. The GWIM segment consists of two primary businesses: Merrill Lynch Global Wealth Management (“Merrill Lynch”) and U.S. Trust, Bank of America Private Wealth Management (“U.S. Trust”). Merrill Lynch provides tailored solutions to meet clients’ needs through brokerage, banking and retirement products in both domestic and international locations. U.S. Trust, together with Merrill Lynch’s Private Banking & Investments Group, provides wealth management solutions for wealthy and ultra-wealthy clients, as well as customized solutions to meet clients’ wealth structuring, investment management, trust and banking needs. The Global Banking segment provides a range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services through Bank of America’s network of offices and client relationship teams. The Global Markets segment offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. An all Other segment includes asset-liability management activities, equity investments, the international consumer card business, liquidating businesses, residual expense allocations and other. Information filed by Bank of America with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. Bank of America’s website is http://www.bankofamerica.com. Bank of America’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to Bank of America.

Historical Information

The following table sets forth the quarterly high and low closing levels for Bank of America’s common stock, based on the daily closing levels on the primary exchange for Bank of America. We obtained the closing levels below from Bloomberg, without independent verification.The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The closing level of Bank of America’s common stock on June 18, 2015 was $17.38. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$15.25	$13.33	$13.33
4/1/2011	6/30/2011	$13.72	$10.50	$10.96
7/1/2011	9/30/2011	$11.09	$6.06	$6.12
10/3/2011	12/30/2011	$7.35	$4.99	$5.56
1/3/2012	3/30/2012	$9.93	$5.80	$9.57
4/2/2012	6/29/2012	$9.68	$6.83	$8.18
7/2/2012	9/28/2012	$9.55	$7.04	$8.83
10/1/2012	12/31/2012	$11.60	$8.93	$11.60
1/2/2013	3/28/2013	$12.78	$11.03	$12.18
4/1/2013	6/28/2013	$13.83	$11.44	$12.86
7/1/2013	9/30/2013	$14.95	$12.83	$13.80
10/1/2013	12/31/2013	$15.88	$13.69	$15.57
1/2/2014	3/31/2014	$17.92	$16.10	$17.20
4/1/2014	6/30/2014	$17.34	$14.51	$15.37
7/1/2014	9/30/2014	$17.18	$14.98	$17.05
10/1/2014	12/31/2014	$18.13	$15.76	$17.89
1/2/2015	3/31/2015	$17.90	$15.15	$15.39
4/1/2015*	6/18/2015*	$17.59	$15.41	$17.38

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through June 18, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of Bank of America’s common stock from January 2, 2004 through June 18, 2015, based on information from Bloomberg. The dotted line represents the trigger level and coupon barrier of $13.90, which is equal to 80% of the closing level on June 18, 2015. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

MetLife, Inc.

According to publicly available information, MetLife, Inc. (“MetLife”) is a provider of insurance, annuities, employee benefit programs and asset management, with operations throughout the United States, Japan, Latin America, Asia, Europe and the Middle East. MetLife is organized into six segments, reflecting three geographic regions: Retail; Group, Voluntary & Worksite Benefits; Corporate Benefit Funding; and Latin America (collectively, the “Americas”); Asia; and Europe, the Middle East and Africa (“EMEA”). In addition, MetLife reports certain of its results of operations in Corporate & Other, which includes MetLife Home Loans LLC (“MLHL”). The Retail segment is organized into two businesses: Life & Other and Annuities. The Group, Voluntary & Worksite Benefits segment is organized into two businesses: Group and Voluntary & Worksite. The Corporate Benefit Funding segment provides funding and financing solutions that help institutional customers mitigate and manage liabilities primarily associated with their qualified, nonqualified and welfare employee benefit programs using various life and annuity-based insurance and investment products. The Latin America segment engages in the following businesses: Accident & health insurance, Administradora de Fondos de Ahorro para el Retiro (“AFORE”), Credit Insurance and ProVida. The Asia segment engages in the following businesses: life insurance, accident & health insurance, retirement and savings products and credit insurance. The EMEA segment engages in the following businesses: life insurance, accident & health insurance, retirement and savings products and credit insurance. Corporate & Other contains the excess capital not allocated to the segments, external integration costs, internal resource costs for associates committed to acquisitions, enterprise-wide strategic initiative restructuring charges and various start-up and certain run-off entities. Information filed by MetLife with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15787, or its CIK Code: 0001099219. MetLife’s website is http://www.metlife.com. MetLife’s common stock is listed on the New York Stock Exchange under the ticker symbol “MET.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to MetLife.

Historical Information

The following table sets forth the quarterly high and low closing levels for MetLife’s common stock, based on the daily closing levels on the primary exchange for MetLife. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The closing level of MetLife’s common stock on June 18, 2015 was $56.74. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$48.64	$42.28	$44.73
4/1/2011	6/30/2011	$46.79	$39.24	$43.87
7/1/2011	9/30/2011	$44.38	$26.82	$28.01
10/3/2011	12/30/2011	$36.82	$26.60	$31.18
1/3/2012	3/30/2012	$39.46	$32.04	$37.35
4/2/2012	6/29/2012	$38.00	$27.82	$30.85
7/2/2012	9/28/2012	$36.25	$28.64	$34.46
10/1/2012	12/31/2012	$37.11	$30.91	$32.94
1/2/2013	3/28/2013	$40.20	$34.64	$38.02
4/1/2013	6/28/2013	$46.10	$35.53	$45.76
7/1/2013	9/30/2013	$51.47	$45.85	$46.95
10/1/2013	12/31/2013	$54.02	$46.38	$53.92
1/2/2014	3/31/2014	$54.55	$47.06	$52.80
4/1/2014	6/30/2014	$56.55	$49.19	$55.56
7/1/2014	9/30/2014	$57.22	$51.08	$53.72
10/1/2014	12/31/2014	$56.36	$47.71	$54.09
1/2/2015	3/31/2015	$53.91	$46.50	$50.55
4/1/2015*	6/18/2015*	$56.74	$50.25	$56.74

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2015 includes data for the period from April 1, 2015 through June 18, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of MetLife’s common stock from January 2, 2004 through June 18, 2015, based on information from Bloomberg. The dotted line represents the trigger level and coupon barrier of $45.39, which is equal to 80% of the closing level on June 18, 2015. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

Prudential plc

According to publicly available information, Prudential plc (“Prudential”) is an international financial services group with operations in Asia, the United States and the United Kingdom. The Company provides insurance and financial services directly and through its subsidiaries and affiliates across the world. Prudential’s operating segments include Insurance operations and Asset management operations. The Insurance operations segment includes operations in Asia, United States (Jackson) and United Kingdom. The Asset management operations segment include Eastspring Investments, US broker-dealer and asset management (including Curian), and M&G (including Prudential Capital). Information filed by Prudential with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15040, or its CIK Code: 0001116578. Prudential’s website is http://www.prudential.co.uk. Prudential’s American depositary receipts are listed on the New York Stock Exchange under the ticker symbol “PUK.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to Prudential.

Historical Information

The following table sets forth the quarterly high and low closing levels for Prudential’s American depositary receipts, based on the daily closing levels on the primary exchange for Prudential. We obtained the closing levels below from Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. The closing level of Prudential’s American depositary receipts on June 18, 2015 was $50.41. The historical performance of the underlying equity should not be taken as indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	$24.32	$21.04	$22.72
4/1/2011	6/30/2011	$25.84	$21.86	$23.13
7/1/2011	9/30/2011	$23.74	$16.82	$17.06
10/3/2011	12/30/2011	$22.27	$16.22	$19.74
1/3/2012	3/30/2012	$25.64	$19.61	$24.03
4/2/2012	6/29/2012	$24.69	$20.26	$23.20
7/2/2012	9/28/2012	$27.63	$22.68	$26.00
10/1/2012	12/31/2012	$29.43	$26.30	$28.55
1/2/2013	3/28/2013	$35.03	$28.58	$32.36
4/1/2013	6/28/2013	$36.56	$31.34	$32.72
7/1/2013	9/30/2013	$38.48	$33.20	$37.33
10/1/2013	12/31/2013	$45.00	$36.43	$45.00
1/2/2014	3/31/2014	$46.70	$38.88	$42.54
4/1/2014	6/30/2014	$47.61	$42.99	$45.88
7/1/2014	9/30/2014	$48.74	$44.51	$44.51
10/1/2014	12/31/2014	$48.74	$42.35	$46.17
1/2/2015	3/31/2015	$52.46	$43.55	$49.88
4/1/2015*	6/18/2015*	$52.02	$47.95	$50.41

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2014 includes data for the period from April 1, 2015 through June 18, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2014.

The graph below illustrates the performance of Prudential’s American depositary receipts from January 2, 2004 through June 18, 2015, based on information from Bloomberg. The dotted line represents the trigger level and coupon barrier of $40.33, which is equal to 80% of the closing level on June 18, 2015. Past performance of the underlying equity is not indicative of the future performance of the underlying equity.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equities. If your Securities are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, or redemption on maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Securities prior to a coupon observation date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the TPAOS product supplement. The risk that the Securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (possibly in excess of any contingent coupon and even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In addition, in 2007 the U.S. Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Securities, including the possible application of 30% U.S. withholding tax in respect to the contingent coupon.

We will not attempt to ascertain whether the issuer of Prudential plc would be treated as a ‘‘passive foreign investment company” (‘‘PFIC’’) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that the underlying equity issuer for your securities were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that the issuer of Prudential plc is or becomes a PFIC.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, we currently do not intend to withhold any tax on any contingent payments made to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the U.S. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or the non-U.S. holder has certain present or former connections with the U.S.

In addition, we will not attempt to ascertain whether the issuer of any underlying equity that constitutes equity in a U.S. corporation would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Securities should be treated as “United States real property interests” as defined in Section 897 of the Code. If an underlying equity issuer and the Securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Security upon a sale, exchange, automatic call or other taxable disposition of the Security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 10% withholding tax. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the underlying equity issuers and consult your tax advisor regarding the possible consequences to you if any issuer is, or becomes a USRPHC.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations (if finalized in their current form), certain payments or deemed payments with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks (including the shares of the underlying equities), may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these proposed regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument. If adopted in their current form, the proposed regulations may impose a withholding tax on payments or deemed payments made on the Securities on or after January 1, 2016 that are treated as dividend equivalents for Securities acquired on or after March 5, 2014. Under an IRS Notice, the IRS announced that the IRS and the Treasury Department intend that final Treasury regulations will provide that “specified ELIs” will exclude equity-linked instruments issued prior to 90 days after the date the final Treasury regulations are published. Accordingly, we generally expect that non-U.S. holders of the Securities should not be subject to tax under Section 871(m). However, it is possible that such withholding tax could apply to the Securities under these proposed rules if the non-U.S. holder enters into certain subsequent transactions in respect of the underlying indices. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there may be no interest payments over the entire term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Securities are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the jurisdictions of the underlying equity issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to third party distributors at a discount from the issue price to public equal to the underwriting discount indicated on the cover of the final pricing supplement. Certain unaffiliated registered investment advisors may purchase Securities from third party distributors at a purchase price of $967.50 per $1,000 principal amount of the Securities, and third party distributors, with respect to sales made to such unaffiliated registered investment advisors, may forgo some or all of the underwriting discount with respect to such sales.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA)” Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.